Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

AVID BIOSERVICES to join S&P Smallcap 600 Index

TUSTIN, CA, October 26, 2021 -- Avid Bioservices, Inc. (NASDAQ:CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced that the company will be added to the S&P SmallCap 600 Index, effective prior to the open of trading on Friday, October 29, 2021.

“We are pleased to be added to the S&P SmallCap 600 Index as it is a further demonstration of the momentum that Avid continues to generate as we successfully execute against our comprehensive growth strategy. This recognition is also an important testament to the hard work and key contributions that every member of the Avid team has made to the company’s ongoing success,” said Nick Green, president and chief executive officer of Avid Bioservices.

The S&P SmallCap 600 Index is a stock market index established by Standard & Poor's that is designed to measure the performance of the small-cap segment of the market and is composed of 600 constituent companies in the U.S. equities market. The index is designed to track companies that meet specific inclusion criteria to ensure that they are liquid and financially viable. To be included, companies must have an unadjusted market cap in the range of $850 million to $3.6 billion.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biologics. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 28 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com